Exhibit 99.1

Press Release
Las Vegas Sands Reports
Third Quarter 2017 Results

For the Quarter Ended September 30, 2017
(Compared to the Quarter Ended September 30, 2016)

- Consolidated Net Revenue Increased 7.7% to $3.20 Billion
- Net Income Increased 13.0% to $685 Million
- GAAP Earnings per Diluted Share Increased 10.8% to $0.72; Adjusted Earnings per Diluted Share Increased 8.5% to $0.77
- Consolidated Adjusted Property EBITDA Increased 6.0% to $1.21 Billion, While Hold-Normalized Adjusted Property EBITDA Increased 10.4% to $1.18 Billion
- In Macao, Adjusted Property EBITDA Increased 3.8% to $652 Million, While Hold-Normalized Adjusted Property EBITDA Increased 11.1% to $642 Million
- At Marina Bay Sands in Singapore, Adjusted Property EBITDA Increased 13.0% to $442 Million, While Hold-Normalized Adjusted Property EBITDA Increased 11.4% to $410 Million
- At Our Las Vegas Operating Properties, Adjusted Property EBITDA Decreased 11.6% to $76 Million, While Hold-Normalized Adjusted Property EBITDA Increased 2.3% to $90 Million
- The Company Paid Quarterly Dividends of $0.73 per Share During the Quarter
- The Company Repurchased $75 Million of Common Stock During the Quarter
- The Company’s Board of Directors Announced an $0.08 Increase in the Company’s Recurring Common Stock Dividend for the 2018 Calendar Year, its Sixth Consecutive Annual Increase, Raising the Annual Dividend to $3.00 ($0.75 per Share per Quarter)

Las Vegas, NV (October 25, 2017) - Las Vegas Sands Corp. (NYSE: LVS), the world’s leading developer and operator of convention-based Integrated Resorts, today reported financial results for the quarter ended September 30, 2017.

Third Quarter Overview

Mr. Sheldon G. Adelson, chairman and chief executive officer, said, “We are pleased to have delivered strong financial results again this quarter, led by growth in both Macao and Singapore. Our convention-based Integrated Resort business model remains the key driver of our financial results, with consolidated adjusted property EBITDA reaching $1.21 billion, while hold-normalized adjusted property EBITDA increased 10.4%. We also continued to return excess capital to shareholders through dividends and share repurchases during the quarter.

“In Macao, the market continues to recover, while Sands China’s Mass and VIP gaming volumes both outpaced the growth in the Macao market overall. That strong gaming performance, coupled with higher hotel occupancy and retail mall revenues, helped drive an adjusted property EBITDA performance of $652 million, our best quarterly result since the first quarter of 2014.

“Strong visitation at The Parisian Macao continued to contribute to impressive growth in all segments, with the property delivering adjusted property EBITDA of $135 million for the quarter, up 27.4% compared to the second quarter of 2017. Now clearly established as a ‘must-see’ destination for visitors to the Cotai Strip, The Parisian delivered sequential growth in visitation, hotel occupancy, ADR and gaming volumes, while mass win per day of $2.58 million was the highest result since the property’s opening last year. We expect The Parisian to deliver continued growth in the years ahead as we further align the property’s suite of offerings to appeal to every segment of the evolving Macao market.

“While we have invested over $13 billion in Macao since 2002, consistently contributing to Macao’s diversification and appeal as a business and leisure tourism destination, we see tremendous future opportunity in the Macao market as it continues to grow and evolve. We are therefore extremely excited to announce that we will invest over $1.1 billion in new capital projects over the next three years in Macao, at Sands Cotai Central and the Four Seasons Hotel Macao. The bulk of that investment will accomplish the expansion, renovation and rebranding of Sands Cotai Central into a new destination integrated resort, The Londoner Macao. The Londoner Macao will feature dynamic new attractions and features from London including some of London's most recognizable landmarks, an expanded and reimagined retail mall and 350 luxurious new suites, the St Regis Tower Suites. We will also be expanding the Four Seasons Hotel Macao by opening an additional 295 new suites in a separate tower, The Four Seasons Hotel Tower Suites.

“As we continue to make market-leading investments in our Integrated Resort offerings in Macao, we will also continue to lead in the marketing of Macao throughout China and the region as Asia’s leading business and leisure tourism destination. We remain confident that our Cotai Strip property portfolio will continue to deliver important benefits to Macao in the form of economic diversification, greater numbers of business and leisure travelers, and a superior platform for growth in the years ahead.

“Marina Bay Sands again delivered outstanding financial results during the quarter with adjusted property EBITDA expanding 13% to reach $442 million. Marina Bay Sands' innovative programming, mass gaming play and non-gaming revenues underpin the continued success of this industry-leading property, while stronger VIP volumes and continued cost discipline also contributed to the strong performance. EBITDA margin increased 440 basis points in the quarter, reaching 55.7%. We are pleased to have established Marina Bay Sands as a reference site for other cities and countries that are considering harnessing the economic power and direct contributions to tourism, employment and GDP growth that are gained through our unique convention-based Integrated Resort business model.

“The strength of our business model enables us to increase the return of capital to shareholders while maintaining a strong balance sheet and ample liquidity to invest in future growth opportunities. The company's recurring quarterly dividend remains the cornerstone of our program to return excess capital to shareholders. Accordingly, I am extremely pleased to announce that the company’s Board of Directors has increased the company’s recurring common stock dividend for the 2018 calendar year to $3.00 per share, or $0.75 per quarter. After establishing our recurring quarterly dividend in 2012, this increase represents our sixth consecutive annual increase in our recurring quarterly dividend.”

The company paid a recurring quarterly dividend of $0.73 per common share during the quarter. The company announced that its next quarterly dividend of $0.73 per common share will be paid on December 29, 2017, to Las Vegas Sands shareholders of record on December 21, 2017. In addition, the company repurchased $75 million of common stock (1.2 million shares at a weighted average price of $63.90) during the quarter ended September 30, 2017.

Company-Wide Operating Results

Net revenue for the third quarter of 2017 increased 7.7% to $3.20 billion, compared to $2.97 billion in the third quarter of 2016. Net income increased 13.0% to $685 million in the third quarter of 2017, compared to $606 million in the year-ago quarter.

On a GAAP (accounting principles generally accepted in the United States of America) basis, operating income in the third quarter of 2017 increased 18.9% to $856 million, compared to $720 million in the third quarter of 2016. The increase in operating income was primarily due to a full quarter of operations for The Parisian Macao, stronger results at Marina Bay Sands in Singapore and the impact of a change in our depreciation lives discussed further below. Consolidated adjusted property EBITDA (a non-GAAP measure) of $1.21 billion increased 6.0% in the third quarter of 2017, compared to the year-ago quarter. On a hold-normalized basis, adjusted property EBITDA was $1.18 billion in the third quarter of 2017, an increase of 10.4% from the prior-year quarter.

On a GAAP basis, net income attributable to Las Vegas Sands in the third quarter of 2017 increased 11.1% to $570 million, compared to $513 million in the third quarter of 2016, while diluted earnings per share in the third quarter of 2017 of $0.72 represented an increase of 10.8% compared to the prior-year quarter. The increase in net income attributable to Las Vegas Sands reflected the increase in operating income described above, partially offset by increases in other expense and net income attributable to noncontrolling interests.

Adjusted net income attributable to Las Vegas Sands (a non-GAAP measure) increased 8.0% to $607 million, or $0.77 per diluted share, compared to $562 million, or $0.71 per diluted share, in the third quarter of 2016.

Sands China Ltd. Consolidated Financial Results

On a GAAP basis, total net revenues for Sands China Ltd. (SCL) increased 12.2% to $1.93 billion in the third quarter of 2017, compared to $1.72 billion in the third quarter of 2016. Net income for SCL increased 24.4% to $403 million in the third quarter of 2017, compared to $324 million in the third quarter of 2016.

The Venetian Macao Third Quarter Operating Results

The Venetian Macao generated revenue of $718 million and adjusted property EBITDA of $263 million in the third quarter, with an adjusted property EBITDA margin of 36.6%. In the third quarter of 2017, there were approximately 8% fewer rooms available compared to the same quarter of the prior year. Non-Rolling Chip drop increased 10.4% for the quarter, reaching $1.89 billion. Non-Rolling Chip win percentage was 22.8%, compared to 25.6% in the third quarter of 2016. Rolling Chip volume was $6.90 billion, with a Rolling Chip win percentage of 3.28%, within the expected range and below the 3.75% experienced in the prior-year quarter. Slot handle was $718 million for the quarter.

The following table summarizes the key operating results for The Venetian Macao for the third quarter of 2017 compared to the third quarter of 2016:

	Three Months Ended
The Venetian Macao Operations	September 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$617	$670	$(53)	(7.9)%
Rooms	45	47	(2)	(4.3)%
Food and Beverage	22	22	—	—
Mall	55	52	3	5.8%
Convention, Retail and Other	17	23	(6)	(26.1)%
Less - Promotional Allowances	(38)	(41)	3	(7.3)%
Net Revenues	$718	$773	$(55)	(7.1)%

Adjusted Property EBITDA	$263	$315	$(52)	(16.5)%
EBITDA Margin %	36.6%	40.8%		(4.2	)pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$6,898	$6,868	$30	0.4%
Rolling Chip Win %(1)	3.28%	3.75%		(0.47	)pts

Non-Rolling Chip Drop	$1,892	$1,714	$178	10.4%
Non-Rolling Chip Win %	22.8%	25.6%		(2.8	)pts

Slot Handle	$718	$958	$(240)	(25.1)%
Slot Hold %	5.1%	4.7%		0.4	pts

Hotel Statistics

Occupancy %	90.7%	93.2%		(2.5	)pts
Average Daily Rate (ADR)	$224	$209	$15	7.2%
Revenue per Available Room (RevPAR)	$203	$195	$8	4.1%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Sands Cotai Central Third Quarter Operating Results

Revenue and adjusted property EBITDA for the third quarter of 2017 at Sands Cotai Central were $474 million and $155 million, respectively, resulting in an adjusted property EBITDA margin of 32.7%.

Non-Rolling Chip drop was $1.44 billion in the third quarter, with a Non-Rolling Chip win percentage of 20.4%. Rolling Chip volume was $2.85 billion for the quarter, with a Rolling Chip win percentage of 2.66%, below the expected range and the 4.16% in the third quarter of 2016. Slot handle was $1.18 billion for the quarter.

The following table summarizes our key operating results for Sands Cotai Central for the third quarter of 2017 compared to the third quarter of 2016:

	Three Months Ended
Sands Cotai Central Operations	September 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$390	$443	$(53)	(12.0)%
Rooms	79	73	6	8.2%
Food and Beverage	27	26	1	3.8%
Mall	15	15	—	—
Convention, Retail and Other	6	6	—	—
Less - Promotional Allowances	(43)	(45)	2	(4.4)%
Net Revenues	$474	$518	$(44)	(8.5)%

Adjusted Property EBITDA	$155	$176	$(21)	(11.9)%
EBITDA Margin %	32.7%	34.0%		(1.3	)pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$2,846	$2,817	$29	1.0%
Rolling Chip Win %(1)	2.66%	4.16%		(1.50	)pts

Non-Rolling Chip Drop	$1,442	$1,557	$(115)	(7.4)%
Non-Rolling Chip Win %	20.4%	20.2%		0.2	pts

Slot Handle	$1,182	$1,477	$(295)	(20.0)%
Slot Hold %	4.4%	3.6%		0.8	pts

Hotel Statistics

Occupancy %	93.0%	89.2%		3.8	pts
Average Daily Rate (ADR)	$148	$145	$3	2.1%
Revenue per Available Room (RevPAR)	$138	$129	$9	7.0%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

The Parisian Macao Third Quarter Operating Results

The Parisian Macao opened on September 13, 2016. Revenue and adjusted property EBITDA at The Parisian Macao were $418 million and $135 million, respectively, resulting in an adjusted property EBITDA margin of 32.3%.

Non-Rolling Chip drop was $1.0 billion, with a Non-Rolling Chip win percentage of 20.9%. Rolling Chip volume was $6.95 billion, with a Rolling Chip win percentage of 3.11%, within the expected range and below the second quarter 2017 win percentage of 3.89%. Slot handle was $927 million for the quarter.

The following table summarizes our key operating results for The Parisian Macao in the third quarter of 2017 compared to the second quarter of 2017:

	Three Months Ended
The Parisian Macao Operations	September 30,	June 30,
(Dollars in millions)	2017(1)	2017	$ Change	Change
Revenues:
Casino	$379	$322	$57	17.7%
Rooms	35	32	3	9.4%
Food and Beverage	15	16	(1)	(6.3)%
Mall	16	17	(1)	(5.9)%
Convention, Retail and Other	5	5	—	—
Less - Promotional Allowances	(32)	(31)	(1)	3.2%
Net Revenues	$418	$361	$57	15.8%

Adjusted Property EBITDA	$135	$106	$29	27.4%
EBITDA Margin %	32.3%	29.4%		2.9	pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$6,948	$3,760	$3,188	84.8%
Rolling Chip Win %(2)	3.11%	3.89%		(0.78	)pts

Non-Rolling Chip Drop	$1,001	$973	$28	2.9%
Non-Rolling Chip Win %	20.9%	19.7%		1.2	pts

Slot Handle	$927	$935	$(8)	(0.9)%
Slot Hold %	3.1%	3.3%		(0.2	)pts

Hotel Statistics

Occupancy %	94.1%	88.0%		6.1	pts
Average Daily Rate (ADR)	$144	$138	$6	4.3%
Revenue per Available Room (RevPAR)	$136	$122	$14	11.5%

(1)	The Parisian Macao opened in September 2016.
(2)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

The Plaza Macao and Four Seasons Hotel Macao Third Quarter Operating Results

The Plaza Macao and Four Seasons Hotel Macao generated revenue of $147 million and adjusted property EBITDA of $52 million, resulting in an adjusted property EBITDA margin of 35.4% in the third quarter of 2017. In the third quarter of 2017, there were approximately 6% fewer rooms available compared to the same quarter of the prior year. Non-Rolling Chip drop increased 10.0% compared to the same quarter last year, reaching $297 million, with a Non-Rolling Chip win percentage of 23.1%. Rolling Chip volume increased 56.1% to reach $3.13 billion for the quarter. Rolling Chip win percentage of 2.23% in the third quarter of 2017 was below the expected range and below the win percentage of 3.67% in the prior year. Slot handle increased 3.5% to $117 million during the quarter.

The following table summarizes our key operating results for The Plaza Macao and Four Seasons Hotel Macao for the third quarter of 2017 compared to the third quarter of 2016:

The Plaza Macao and Four Seasons Hotel Macao Operations	Three Months Ended
	September 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$109	$124	$(15)	(12.1)%
Rooms	9	9	—	—
Food and Beverage	7	6	1	16.7%
Mall	31	32	(1)	(3.1)%
Convention, Retail and Other	1	1	—	—
Less - Promotional Allowances	(10)	(11)	1	(9.1)%
Net Revenues	$147	$161	$(14)	(8.7)%

Adjusted Property EBITDA	$52	$62	$(10)	(16.1)%
EBITDA Margin %	35.4%	38.5%		(3.1	)pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$3,132	$2,007	$1,125	56.1%
Rolling Chip Win %(1)	2.23%	3.67%		(1.44	)pts

Non-Rolling Chip Drop	$297	$270	$27	10.0%
Non-Rolling Chip Win %	23.1%	23.8%		(0.7	)pts

Slot Handle	$117	$113	$4	3.5%
Slot Hold %	6.6%	5.5%		1.1	pts

Hotel Statistics

Occupancy %	80.8%	80.8%		—
Average Daily Rate (ADR)	$335	$345	$(10)	(2.9)%
Revenue per Available Room (RevPAR)	$271	$279	$(8)	(2.9)%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Sands Macao Third Quarter Operating Results

Sands Macao generated revenue of $143 million and adjusted property EBITDA of $41 million in the third quarter, with an adjusted property EBITDA margin of 28.7%. Non-Rolling Chip drop was $603 million during the quarter, while slot handle was $602 million. Rolling Chip volume was $680 million for the quarter. The property realized 1.13% win on Rolling Chip volume during the quarter, below the expected range and the 2.03% experienced in the year-ago quarter.

The following table summarizes our key operating results for Sands Macao for the third quarter of 2017 compared to the third quarter of 2016:

	Three Months Ended
Sands Macao Operations	September 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$138	$162	$(24)	(14.8)%
Rooms	5	5	—	—
Food and Beverage	6	7	(1)	(14.3)%
Convention, Retail and Other	1	2	(1)	(50.0)%
Less - Promotional Allowances	(7)	(9)	2	(22.2)%
Net Revenues	$143	$167	$(24)	(14.4)%

Adjusted Property EBITDA	$41	$46	$(5)	(10.9)%
EBITDA Margin %	28.7%	27.5%		1.2	pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$680	$1,416	$(736)	(52.0)%
Rolling Chip Win %(1)	1.13%	2.03%		(0.90	)pts

Non-Rolling Chip Drop	$603	$671	$(68)	(10.1)%
Non-Rolling Chip Win %	18.7%	19.3%		(0.6	)pts

Slot Handle	$602	$665	$(63)	(9.5)%
Slot Hold %	3.4%	3.3%		0.1	pts

Hotel Statistics

Occupancy %	95.7%	97.9%		(2.2	)pts
Average Daily Rate (ADR)	$191	$190	$1	0.5%
Revenue per Available Room (RevPAR)	$183	$186	$(3)	(1.6)%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Marina Bay Sands Third Quarter Operating Results

Marina Bay Sands’ revenue increased 4.1% to $793 million and adjusted property EBITDA increased 13.0% to $442 million. In the third quarter of 2017, there were approximately 7% fewer rooms available compared to the same quarter of the prior year.

Rolling Chip win percentage of 3.29% in the third quarter of 2017 was above the 3.25% achieved in the third quarter of 2016 and above the expected range. Rolling Chip volume increased 30.1% compared to the third quarter of 2016, reaching $9.44 billion for the quarter.

Non-Rolling Chip drop was $943 million during the quarter, with a Non-Rolling Chip win percentage of 28.4%. Slot handle increased 5.8% to $3.66 billion for the quarter compared to the year-ago quarter.

The following table summarizes our key operating results for Marina Bay Sands for the third quarter of 2017 compared to the third quarter of 2016:

	Three Months Ended
Marina Bay Sands Operations	September 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$629	$592	$37	6.3%
Rooms	93	109	(16)	(14.7)%
Food and Beverage	48	54	(6)	(11.1)%
Mall	42	42	—	—
Convention, Retail and Other	25	27	(2)	(7.4)%
Less - Promotional Allowances	(44)	(62)	18	(29.0)%
Net Revenues	$793	$762	$31	4.1%

Adjusted Property EBITDA	$442	$391	$51	13.0%
EBITDA Margin %	55.7%	51.3%		4.4	pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$9,443	$7,258	$2,185	30.1%
Rolling Chip Win %(1)	3.29%	3.25%		0.04	pts

Non-Rolling Chip Drop	$943	$985	$(42)	(4.3)%
Non-Rolling Chip Win %	28.4%	28.8%		(0.4	)pts

Slot Handle	$3,658	$3,457	$201	5.8%
Slot Hold %	4.2%	4.5%		(0.3	)pts

Hotel Statistics

Occupancy %	96.6%	98.3%		(1.7	)pts
Average Daily Rate (ADR)	$445	$475	$(30)	(6.3)%
Revenue per Available Room (RevPAR)	$430	$467	$(37)	(7.9)%

(1)	This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Las Vegas Operations Third Quarter Operating Results

Revenue at The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, decreased 1.6% to $378 million, while adjusted property EBITDA decreased 11.6% to $76 million. EBITDA margin decreased 230 basis points to 20.1%. In the third quarter of 2017, there were approximately 3% fewer rooms available compared to the same quarter of the prior year.

RevPAR decreased 3.0% year-over-year to $225 in the quarter, reflecting a 3.3% decrease in ADR to $232, offset by a 0.5 percentage point increase in occupancy to 97.0%. Table games drop decreased 7.0% in the quarter to $401 million, with a win percentage of 17.1%, compared to a win percentage of 20.0% in the same quarter last year. Slot handle increased 3.8% to $658 million.

The following table summarizes our key operating results for our Las Vegas operations for the third quarter of 2017 compared to the third quarter of 2016:

	Three Months Ended
Las Vegas Operations	September 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$111	$122	$(11)	(9.0)%
Rooms	141	149	(8)	(5.4)%
Food and Beverage	66	58	8	13.8%
Convention, Retail and Other	84	82	2	2.4%
Less - Promotional Allowances	(24)	(27)	3	(11.1)%
Net Revenues	$378	$384	$(6)	(1.6)%

Adjusted Property EBITDA	$76	$86	$(10)	(11.6)%
EBITDA Margin %	20.1%	22.4%		(2.3	)pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$401	$431	$(30)	(7.0)%
Table Games Win %(1)	17.1%	20.0%		(2.9	)pts

Slot Handle	$658	$634	$24	3.8%
Slot Hold %	8.1%	8.2%		(0.1	)pts

Hotel Statistics

Occupancy %	97.0%	96.5%		0.5	pts
Average Daily Rate (ADR)	$232	$240	$(8)	(3.3)%
Revenue per Available Room (RevPAR)	$225	$232	$(7)	(3.0)%

(1)
This compares to our expected Baccarat win percentage of 18.0% to 26.0% and our expected non-Baccarat win percentage of 16.0% to 24.0% (calculated before discounts). We revised the expected ranges due to the respective win percentages experienced over the last several years.

Sands Bethlehem Third Quarter Operating Results

Revenue at Sands Bethlehem was $148 million, while adjusted property EBITDA was an all-time record of $40 million for the quarter. Table games drop increased 3.2% to $293 million for the quarter, while table games win percentage was 20.1%, above the 19.6% realized in the third quarter of 2016. Slot handle increased 3.5% year-over-year to $1.21 billion for the quarter, with a slot hold percentage of 6.5%.

The following table summarizes our key operating results for Sands Bethlehem for the third quarter of 2017 compared to the third quarter of 2016:

	Three Months Ended
Sands Bethlehem Operations	September 30,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$138	$136	$2	1.5%
Rooms	4	4	—	—
Food and Beverage	7	7	—	—
Mall	1	1	—	—
Convention, Retail and Other	5	5	—	—
Less - Promotional Allowances	(7)	(6)	(1)	16.7%
Net Revenues	$148	$147	$1	0.7%

Adjusted Property EBITDA	$40	$37	$3	8.1%
EBITDA Margin %	27.0%	25.2%		1.8	pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$293	$284	$9	3.2%
Table Games Win %(1)	20.1%	19.6%		0.5	pts

Slot Handle	$1,210	$1,169	$41	3.5%
Slot Hold %	6.5%	6.7%		(0.2	)pts

Hotel Statistics

Occupancy %	96.1%	97.2%		(1.1	)pts
Average Daily Rate (ADR)	$164	$164	$—	—
Revenue per Available Room (RevPAR)	$158	$160	$(2)	(1.3)%

Asian Retail Mall Operations

Gross revenue from tenants in the company’s retail malls on Macao’s Cotai Strip (The Venetian Macao, The Plaza Macao and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao) and Marina Bay Sands in Singapore increased 8.9% to $159 million for the third quarter of 2017, compared to the third quarter of 2016. Operating profit derived from these retail mall assets increased 8.5% year-over-year to $141 million.

	For The Three Months Ended September 30, 2017					TTM September 30, 2017
(Dollars in millions except per square foot data)	Gross Revenue(1)	Operating Profit	Operating Profit Margin	Gross Leasable Area (sq. ft.)	Occupancy % at End of Period	Tenant Sales Per Sq. Ft.(2)
Shoppes at Venetian	$55	$49	89.1%	785,973	97.3%	$1,357

Shoppes at Four Seasons
Luxury Retail	21	20	95.2%	142,562	100.0%	4,538
Other Stores	10	9	90.0%	115,830	100.0%	1,533
Total	31	29	93.5%	258,392	100.0%	3,247

Shoppes at Cotai Central(3)	15	13	86.7%	425,581	93.0%	711

Shoppes at Parisian(4)	16	13	81.3%	299,125	92.5%	531

Total Cotai Strip in Macao	117	104	88.9%	1,769,071	95.9%	1,366

The Shoppes at Marina Bay Sands	42	37	88.1%	606,946	97.2%	1,506

Total	$159	$141	88.7%	2,376,017	96.2%	$1,401

(1)	Gross revenue figures are net of intersegment revenue eliminations.
(2)	Tenant sales per square foot reflect sales from tenants only after the tenant has been open for a period of 12 months.
(3)
The Shoppes at Cotai Central will feature up to an estimated 600,000 square feet of gross leasable area at completion of all phases of Sands Cotai Central's renovation, rebranding and expansion to The Londoner Macao.

(4)	The Shoppes at Parisian opened in September 2016.

Other Factors Affecting Earnings

Depreciation and amortization expense was $265 million in the third quarter of 2017, compared to $277 million in the third quarter of 2016. This decrease was driven primarily by a change in the estimated useful lives of our buildings, building improvements and land improvements from a range of 15 to 40 years to 10 to 50 years from the date placed in service, as well as changes to the estimated useful lives of certain other furniture, fixtures and equipment, to better reflect the estimated periods during which these assets are expected to remain in service. The change in estimated useful lives was accounted for as a change in accounting estimate beginning on July 1, 2017, and resulted in a reduction of depreciation and amortization expense and an increase in operating income of $51 million, and an increase of net income of $46 million, or earnings per share of $0.06 on a basic and diluted basis, in the third quarter of 2017.

Interest expense, net of amounts capitalized, was $83 million for the third quarter of 2017, compared to $65 million in the prior-year quarter. Capitalized interest was $1 million during the third quarter of 2017, compared to $11 million during the third quarter of 2016. The decrease in capitalized interest was a result of the opening of The Parisian Macao in September 2016. Our weighted average borrowing cost in the third quarter of 2017 was approximately 3.2%, compared to 2.9% during the third quarter of 2016.

Other expense, which was comprised primarily of foreign currency losses due to a depreciation of the U.S. dollar versus the Singapore dollar during the period, was $19 million for the third quarter of 2017, compared to other income of $21 million in the third quarter of 2016.

The company’s effective income tax rate for the third quarter of 2017 was 9.6% compared to 10.2% in the prior-year quarter. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

The net income attributable to noncontrolling interests during the third quarter of 2017 of $115 million was principally related to SCL.

Balance Sheet Items

Unrestricted cash balances as of September 30, 2017 were $2.00 billion.

As of September 30, 2017, total debt outstanding, including the current portion and net of deferred financing costs (excluding those costs related to our revolving facilities) and original issue discount, was $9.62 billion.

Capital Expenditures

Capital expenditures during the third quarter totaled $212 million, including construction, development and maintenance activities of $124 million in Macao, $45 million at Marina Bay Sands, $37 million in Las Vegas and $6 million at Sands Bethlehem.

###

Conference Call Information

The company will host a conference call to discuss the company’s results on Wednesday, October 25, 2017 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.sands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new development, construction and ventures, substantial leverage and debt service, fluctuations in currency exchange rates and interest rates, government regulation, tax law changes, legalization of gaming, natural or man-made disasters, terrorist acts or war, outbreaks of infectious diseases, insurance, gaming promoters, risks relating to our gaming licenses, certificate and subconcession, infrastructure in Macao, our subsidiaries’ ability to make distribution payments to us, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the world’s pre-eminent developer and operator of world-class Integrated Resorts that feature luxury hotels; best-in-class gaming; retail; dining and entertainment; Meetings, Incentives, Convention and Exhibition (MICE) facilities; and many other business and leisure amenities. We pioneered the MICE-driven Integrated Resort, a unique, industry-leading and extremely successful model that serves both the business and leisure tourism markets.

Our properties include The Venetian and The Palazzo resorts and Sands Expo in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for our more than 50,000 team members worldwide, driving impact through its Sands Cares corporate giving program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
Third Quarter 2017 Results
Non-GAAP Measures

Within the company’s third quarter 2017 press release, the company makes reference to certain non-GAAP financial measures that supplement the company’s consolidated financial information prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including “adjusted net income,” “adjusted earnings per diluted share,” and “consolidated adjusted property EBITDA,” which have directly comparable GAAP financial measures along with “adjusted property EBITDA margin,” “hold-normalized adjusted property EBITDA,” “hold-normalized adjusted property EBITDA margin,” “hold-normalized adjusted net income,” and “hold-normalized adjusted earnings per diluted share.” The company believes these measures represent important internal measures of financial performance. Set forth in the financial schedules accompanying this release are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measure disclosure by the company has limitations and should not be considered a substitute for, or superior to, the financial measures prepared in accordance with GAAP. The definitions of our non-GAAP financial measures and the specific reasons why the company’s management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding the company’s financial condition, results of operations and cash flows are presented below.

The following non-GAAP financial measures are used by management, as well as industry analysts, to evaluate the company’s operations and operating performance. These non-GAAP financial measures are presented so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in properly assessing the underlying financial performance of the company on a year-over-year and a quarter sequential basis.

Adjusted net income, which is a non-GAAP financial measure, excludes certain non-recurring corporate expenses, pre-opening expense, development expense, gain or loss on disposal of assets, loss on modification or early retirement of debt and other income or expense, attributable to Las Vegas Sands, net of income tax. Adjusted net income and adjusted earnings per diluted share are presented as supplemental disclosures as management believes they are (1) each widely used measures of performance by industry analysts and investors and (2) a principal basis for valuation of Integrated Resort companies, as these non-GAAP measures are considered by many as alternative measures on which to base expectations for future results. These measures also form the basis of certain internal management performance expectations.

Consolidated adjusted property EBITDA, which is a non-GAAP financial measure, is net income before stock-based compensation expense, corporate expense, pre-opening expense, development expense, depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal of assets, interest, other income or expense, gain or loss on modification or early retirement of debt and income taxes. Management utilizes consolidated adjusted property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Integrated Resort companies have historically reported adjusted property EBITDA as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, Integrated Resort companies, including Las Vegas Sands, have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense, development expense and corporate expense, from their adjusted property EBITDA calculations. Consolidated adjusted property EBITDA should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with GAAP. The company has significant uses of cash flow, including capital expenditures, dividend payments, interest payments and debt principal payments, which are not reflected in consolidated adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, consolidated adjusted property EBITDA as presented by Las Vegas Sands may not be directly comparable to similarly titled measures presented by other companies.

Hold-normalized adjusted property EBITDA, a supplemental non-GAAP financial measure, that, in addition to the aforementioned reasons for the presentation of consolidated adjusted property EBITDA, is presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period. Hold-normalized adjusted property EBITDA is based on applying a Rolling Chip win percentage of 3.15% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 3.0% to 3.3% for our Macao properties, applying a Rolling Chip win percentage of 2.85% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 2.7% to 3.0% for our Singapore property, and applying a win percentage of 22.0% for Baccarat and 20.0% for non-Baccarat games to the respective table games drops for the quarter if the actual win percentages are outside the expected ranges of 18.0% to 26.0% for Baccarat and 16.0% to 24.0% for non-Baccarat at our Las Vegas properties. No hold adjustments are made for Sands Bethlehem. We do not present adjustments for Non-Rolling Chip drop for our table games play at our Macao and Singapore properties, nor for slots at any of our properties. Hold-normalized adjusted property EBITDA is also adjusted for the estimated gaming taxes, commissions paid to third parties on the incremental win, bad debt expense, discounts and other incentives that would have been incurred when applying the win percentages noted above to the respective gaming volumes. The hold-normalized adjusted property EBITDA measure presents a consistent measure for evaluating the operating performance of our properties from period to period.

Hold-normalized adjusted net income and hold-normalized adjusted earnings per diluted share are additional supplemental non-GAAP financial measures that, in addition to the aforementioned reasons for the presentation of adjusted net income and adjusted earnings per diluted share, are presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period.

The company may also present the above items on a constant currency basis. This information is a non-GAAP financial measure that is calculated by translating current quarter local currency amounts to U.S. dollars based on prior period exchange rates. These amounts are compared to the prior period to derive non-GAAP constant-currency growth/decline. Management considers non-GAAP constant-currency growth/decline to be a useful metric to investors and management as it allows a more direct comparison of current performance to historical performance.

The company also makes reference to adjusted property EBITDA margin and hold-normalized adjusted property EBITDA margin, which are calculated using the aforementioned non-GAAP financial measures.

Exhibit 1
Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Casino	$2,511	$2,307	$7,379	$6,406
Rooms	411	402	1,194	1,123
Food and beverage	198	184	610	559
Mall	160	147	476	422
Convention, retail and other	128	141	400	389
	3,408	3,181	10,059	8,899
Less - promotional allowances	(209)	(212)	(613)	(564)
	3,199	2,969	9,446	8,335
Operating expenses:
Resort operations	1,993	1,829	5,892	5,332
Corporate	51	39	136	208
Pre-opening	1	86	7	128
Development	3	3	8	7
Depreciation and amortization	265	277	913	792
Amortization of leasehold interests in land	9	10	28	29
Loss on disposal or impairment of assets	21	5	27	15
	2,343	2,249	7,011	6,511
Operating income	856	720	2,435	1,824
Other income (expense):
Interest income	4	2	11	6
Interest expense, net of amounts capitalized	(83)	(65)	(240)	(198)
Other income (expense)	(19)	21	(80)	(33)
Loss on modification or early retirement of debt	—	(3)	(5)	(3)
Income before income taxes	758	675	2,121	1,596
Income tax expense	(73)	(69)	(220)	(187)
Net income	685	606	1,901	1,409
Net income attributable to noncontrolling interests	(115)	(93)	(306)	(248)
Net income attributable to Las Vegas Sands Corp.	$570	$513	$1,595	$1,161

Earnings per share:
Basic	$0.72	$0.65	$2.01	$1.46
Diluted	$0.72	$0.65	$2.01	$1.46

Weighted average shares outstanding:
Basic	791	795	792	795
Diluted	792	795	793	795

Dividends declared per common share	$0.73	$0.72	$2.19	$2.16

Exhibit 2
Las Vegas Sands Corp. and Subsidiaries
Net Revenues and Adjusted Property EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Revenues
The Venetian Macao	$718	$773	$2,146	$2,188
Sands Cotai Central	474	518	1,386	1,521
The Parisian Macao	418	69	1,097	69
The Plaza Macao and Four Seasons Hotel Macao	147	161	427	434
Sands Macao	143	167	486	527
Ferry Operations and Other	44	46	130	126
Macao Operations	1,944	1,734	5,672	4,865

Marina Bay Sands	793	762	2,329	2,076
Las Vegas Operating Properties	378	384	1,196	1,125
Sands Bethlehem	148	147	437	432
Intersegment Eliminations	(64)	(58)	(188)	(163)
	$3,199	$2,969	$9,446	$8,335

Adjusted Property EBITDA
The Venetian Macao	$263	$315	$808	$827
Sands Cotai Central	155	176	431	484
The Parisian Macao	135	19	323	19
The Plaza Macao and Four Seasons Hotel Macao	52	62	162	154
Sands Macao	41	46	134	125
Ferry Operations and Other	6	10	18	25
Macao Operations	652	628	1,876	1,634

Marina Bay Sands	442	391	1,299	1,023
Las Vegas Operating Properties	76	86	277	245
Sands Bethlehem	40	37	113	113
	$1,210	$1,142	$3,565	$3,015

Adjusted Property EBITDA as a Percentage of Net Revenues
The Venetian Macao	36.6%	40.8%	37.7%	37.8%
Sands Cotai Central	32.7%	34.0%	31.1%	31.8%
The Parisian Macao	32.3%	27.5%	29.4%	27.5%
The Plaza Macao and Four Seasons Hotel Macao	35.4%	38.5%	37.9%	35.5%
Sands Macao	28.7%	27.5%	27.6%	23.7%
Ferry Operations and Other	13.6%	21.7%	13.8%	19.8%
Macao Operations	33.5%	36.2%	33.1%	33.6%

Marina Bay Sands	55.7%	51.3%	55.8%	49.3%
Las Vegas Operating Properties	20.1%	22.4%	23.2%	21.8%
Sands Bethlehem	27.0%	25.2%	25.9%	26.2%

Total	37.8%	38.5%	37.7%	36.2%

Exhibit 3
Las Vegas Sands Corp. and Subsidiaries
Supplemental Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Casino Statistics:
The Venetian Macao:
Table games win per unit per day (1)	$12,648	$11,930	$12,845	$11,382
Slot machine win per unit per day (2)	$239	$268	$243	$263
Average number of table games	565	635	560	643
Average number of slot machines	1,675	1,819	1,623	1,900

Sands Cotai Central:
Table games win per unit per day (1)	$10,264	$9,784	$10,286	$9,212
Slot machine win per unit per day (2)	$314	$331	$307	$321
Average number of table games	392	480	398	504
Average number of slot machines	1,798	1,752	1,726	1,850

The Parisian Macao: (3)
Table games win per unit per day (1)	$12,258	$8,289	$10,055	$8,289
Slot machine win per unit per day (2)	$205	$327	$225	$327
Average number of table games	377	404	381	404
Average number of slot machines	1,507	1,517	1,523	1,517

The Plaza Macao and Four Seasons Hotel Macao:
Table games win per unit per day (1)	$14,627	$16,126	$14,066	$14,580
Slot machine win per unit per day (2)	$380	$462	$444	$449
Average number of table games	103	93	101	96
Average number of slot machines	221	147	183	147

Sands Macao:
Table games win per unit per day (1)	$6,853	$7,046	$8,206	$7,297
Slot machine win per unit per day (2)	$220	$274	$240	$267
Average number of table games	192	244	200	257
Average number of slot machines	1,000	879	919	906

Marina Bay Sands:
Table games win per unit per day (1)	$10,832	$9,576	$10,980	$8,883
Slot machine win per unit per day (2)	$666	$680	$658	$664
Average number of table games	580	590	576	595
Average number of slot machines	2,499	2,487	2,493	2,463

Las Vegas Operating Properties:
Table games win per unit per day (1)	$3,193	$3,724	$3,331	$3,001
Slot machine win per unit per day (2)	$306	$284	$282	$275
Average number of table games	233	251	241	246
Average number of slot machines	1,892	1,989	1,945	2,001

Sands Bethlehem:
Table games win per unit per day (1)	$3,651	$3,421	$3,539	$3,404
Slot machine win per unit per day (2)	$270	$272	$271	$278
Average number of table games	175	177	176	177
Average number of slot machines	3,148	3,146	3,154	3,049

(1)	Table games win per unit per day is shown before discounts and commissions.
(2)	Slot machine win per unit per day is shown before deducting cost for slot points.
(3)	The Parisian Macao opened on September 13, 2016.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Room Statistics:
The Venetian Macao:
Occupancy %	90.7%	93.2%	90.0%	83.7%
Average daily room rate (ADR) (1)	$224	$209	$214	$215
Revenue per available room (RevPAR) (2)	$203	$195	$193	$180

Sands Cotai Central:
Occupancy %	93.0%	89.2%	84.6%	80.9%
Average daily room rate (ADR) (1)	$148	$145	$147	$149
Revenue per available room (RevPAR) (2)	$138	$129	$124	$121

The Parisian Macao: (3)
Occupancy %	94.1%	87.5%	87.9%	87.5%
Average daily room rate (ADR) (1)	$144	$138	$140	$138
Revenue per available room (RevPAR) (2)	$136	$121	$123	$121

The Plaza Macao and Four Seasons Hotel Macao:
Occupancy %	80.8%	80.8%	80.4%	73.0%
Average daily room rate (ADR) (1)	$335	$345	$352	$348
Revenue per available room (RevPAR) (2)	$271	$279	$283	$254

Sands Macao:
Occupancy %	95.7%	97.9%	97.4%	96.6%
Average daily room rate (ADR) (1)	$191	$190	$192	$200
Revenue per available room (RevPAR) (2)	$183	$186	$187	$193

Marina Bay Sands:
Occupancy %	96.6%	98.3%	95.9%	97.6%
Average daily room rate (ADR) (1)	$445	$475	$426	$415
Revenue per available room (RevPAR) (2)	$430	$467	$409	$405

Las Vegas Operating Properties:
Occupancy %	97.0%	96.5%	94.7%	94.5%
Average daily room rate (ADR) (1)	$232	$240	$248	$244
Revenue per available room (RevPAR) (2)	$225	$232	$235	$230

Sands Bethlehem:
Occupancy %	96.1%	97.2%	93.4%	94.9%
Average daily room rate (ADR) (1)	$164	$164	$161	$159
Revenue per available room (RevPAR) (2)	$158	$160	$151	$151

(1)	ADR is calculated by dividing total room revenue by total rooms occupied.
(2)	RevPAR is calculated by dividing total room revenue by total rooms available.
(3)	The Parisian Macao opened on September 13, 2016.

Exhibit 4
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions)
(Unaudited)

The following is a reconciliation of Net Income to Consolidated Adjusted Property EBITDA and Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income	$685	$606	$1,901	$1,409
Add (deduct):
Income tax expense	73	69	220	187
Loss on modification or early retirement of debt	—	3	5	3
Other (income) expense	19	(21)	80	33
Interest expense, net of amounts capitalized	83	65	240	198
Interest income	(4)	(2)	(11)	(6)
Loss on disposal or impairment of assets	21	5	27	15
Amortization of leasehold interests in land	9	10	28	29
Depreciation and amortization	265	277	913	792
Development expense	3	3	8	7
Pre-opening expense	1	86	7	128
Stock-based compensation (1)	4	2	11	12
Corporate expense	51	39	136	208
Consolidated Adjusted Property EBITDA	$1,210	$1,142	$3,565	$3,015

Hold-normalized casino revenue (2)	(5)	(99)
Hold-normalized casino expense (2)	(23)	28
Consolidated Hold-Normalized Adjusted Property EBITDA	$1,182	$1,071

(1)
During the three months ended September 30, 2017 and 2016, the company recorded stock-based compensation expense of $8 million and $7 million, respectively, of which $4 million is included in corporate expense on the company’s condensed consolidated statements of operations. During the nine months ended September 30, 2017 and 2016, the company recorded stock-based compensation expense of $26 million and $28 million, respectively, of which $15 million is included in corporate expense on the company’s condensed consolidated statements of operations. During the three and nine months ended September 30, 2016, the company recorded stock-based compensation expense of $1 million in pre-opening and development expense on the company’s condensed consolidated statements of operations.

(2)	See Exhibit 5.

Exhibit 5
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions)
(Unaudited)

The following are reconciliations of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended September 30, 2017

				Hold-Normalized
	Adjusted	Hold-Normalized	Hold-Normalized	Adjusted
	Property	Casino	Casino	Property
	EBITDA	Revenue (1)	Expense (2)	EBITDA
Macao Operations	$652	$18	$(28)	$642
Marina Bay Sands	442	(40)	8	410
United States:
Las Vegas Operating Properties	76	17	(3)	90
Sands Bethlehem	40	—	—	40
	$1,210	$(5)	$(23)	$1,182

	Three Months Ended September 30, 2016

				Hold-Normalized
	Adjusted	Hold-Normalized	Hold-Normalized	Adjusted
	Property	Casino	Casino	Property
	EBITDA	Revenue (1)	Expense (2)	EBITDA
Macao Operations	$628	$(73)	$23	$578
Marina Bay Sands	391	(29)	6	368
United States:
Las Vegas Operating Properties	86	3	(1)	88
Sands Bethlehem	37	—	—	37
	$1,142	$(99)	$28	$1,071

(1)
For Macao Operations and Marina Bay Sands, this represents the estimated incremental casino revenue related to Rolling volume play that would have been earned or lost had the company’s current period win percentage equaled 3.15% for Macao Operations and 2.85% for Marina Bay Sands. This calculation will only be applied if the current period win percentage is outside the expected range of 3.0% to 3.3% for Macao Operations and 2.7% to 3.0% for Marina Bay Sands. The company revised the expected target and range for its Macao Operations due to the Rolling win percentage experienced over the last several years. The prior year non-GAAP measurement for our Macao Operations has also been adjusted to reflect this change for comparison purposes.

For the Las Vegas Operating Properties, this represents the estimated incremental casino revenue related to all table games play that would have been earned or lost had the company’s current period win percentage equaled 22.0% for Baccarat and 20.0% for non-Baccarat. This calculation will only be applied if the current period win percentages for Baccarat and non-Baccarat are outside the expected ranges of 18.0% to 26.0% and 16.0% to 24.0%, respectively. The company revised the expected target and range for its Las Vegas Operating Properties due to the win percentage experienced over the last several years. The prior year non-GAAP measurement has also been adjusted to reflect this change for comparison purposes.

For Sands Bethlehem, no adjustments have been made.

These amounts have been offset by the estimated commissions paid and discounts and other incentives rebated directly or indirectly to customers.

(2)
Represents the estimated incremental expenses (gaming taxes, bad debt expense and commissions paid to third parties) that would have been incurred or avoided on the incremental casino revenue calculated in (1) above.

Exhibit 6
Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions, except per share data)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Net Income and Hold-Normalized Adjusted Net Income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016 (1)	2017	2016 (1)
Net income attributable to Las Vegas Sands Corp.	$570	$513	$1,595	$1,161

Nonrecurring corporate expense	—	—	—	79
Pre-opening expense	1	86	7	128
Development expense	3	3	8	7
Loss on disposal or impairment of assets	21	5	27	15
Other (income) expense	19	(21)	80	33
Loss on modification or early retirement of debt	—	3	5	3
Income tax impact on net income adjustments (2)	—	1	—	(19)
Noncontrolling interest impact on net income adjustments	(7)	(28)	(12)	(49)
Adjusted net income	$607	$562	$1,710	$1,358

Hold-normalized casino revenue (3)	(5)	(99)
Hold-normalized casino expense (3)	(23)	28
Income tax impact on hold adjustments (2)	1	3
Noncontrolling interest impact on hold adjustments	3	15
Hold-normalized adjusted net income	$583	$509

The following is a reconciliation of Diluted Earnings per Share to Adjusted Earnings per Diluted Share and Hold-Normalized Adjusted Earnings per Diluted Share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016 (1)	2017	2016 (1)
Per diluted share of common stock:
Net income attributable to Las Vegas Sands Corp.	$0.72	$0.65	$2.01	$1.46

Nonrecurring corporate expense	—	—	—	0.10
Pre-opening expense	—	0.11	0.01	0.16
Development expense	0.01	—	0.01	0.01
Loss on disposal or impairment of assets	0.03	0.01	0.03	0.02
Other (income) expense	0.02	(0.03)	0.10	0.04
Loss on modification or early retirement of debt	—	—	0.01	—
Income tax impact on net income adjustments	—	—	—	(0.02)
Noncontrolling interest impact on net income adjustments	(0.01)	(0.03)	(0.01)	(0.06)
Adjusted earnings per diluted share	$0.77	$0.71	$2.16	$1.71

Hold-normalized casino revenue	(0.01)	(0.13)
Hold-normalized casino expense	(0.03)	0.04
Income tax impact on hold adjustments	—	—
Noncontrolling interest impact on hold adjustments	0.01	0.02
Hold-normalized adjusted earnings per diluted share	$0.74	$0.64

Weighted average diluted shares outstanding	792	795	793	795

(1)	The information for the three and nine months ended September 30, 2016, has been updated to conform to the current presentation.
(2)
The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

(3)	See Exhibit 5.